UNITED STATES SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C.  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

DATE OF REPORT:  February 22, 2006

(Date of earliest event reported)

THE STANDARD REGISTER COMPANY

(Exact name of Registrant as specified in its charter)

OHIO	31-0455440
(State or other jurisdiction of	(I.R.S. Employer
Incorporation or organization)	Identification No.)

600 ALBANY STREET, DAYTON OHIO	45408
(Address of principal executive offices)	(Zip Code)

(937) 443-1000
(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report)

ITEM 1.01  ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT

On February 22, 2006, the Compensation Committee of The Standard Register Company Board of Directors adopted an annual short-term incentive compensation plan (“Bonus Plan”) for executive officers with respect to the 2006 budget year.  The Bonus Plan provides for one-time cash awards payable in February 2007,conditioned upon attainment of a minimum pre-determined threshold of adjusted operating earnings in 2006 (“Earnings”).  A range of cash award is achievable depending upon attainment of threshold, target or over-target Earnings performance.  The awards are expressed as specified percentages of each officer’s base salary.  The target cash award for which each executive officer is eligible ranges up to 37.5% of base salary at the target performance, depending upon the executive officer’s position.  No bonus is payable if the threshold Earnings performance not met.  The maximum bonus an executive officer can earn under the Bonus Plan is 75% to 112% of that officer’s base salary in the event the Earnings performance is above target.

Also at its February 22, 2006 meeting, the Compensation Committee approved the form of agreements for use in connection with grants of stock options and restricted shares to executive officers and other eligible persons, pursuant to The Standard Register Company 2002 Equity Incentive Plan, approved by shareholders at the April 17, 2002 Annual Meeting of Shareholders.  The form filed with this report as Exhibit 10.1 is intended for use in granting non-qualified stock options.  The second form, filed with this report as Exhibit 10.2, is intended for use in granting restricted stock.  The third form, filed with this report as Exhibit 10.3, is intended for use with the granting of performance restricted stock awards.

ITEM 9.01 FINANCIAL STATEMENTS AND EXHIBITS

(c) Exhibits

Exhibit 10.1

Nonqualified Stock Option Agreement

Exhibit 10.2

Restricted Stock Grant Agreement for granting restricted stock

Exhibit 10.3

Restricted Stock Grant Agreement for the granting or performance restricted stock awards

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

REGISTRANT

THE STANDARD REGISTER COMPANY

Date:  February 24, 2006

/s/ Kathryn A. Lamme

By:  Kathryn A. Lamme

Vice President, General Counsel &

Secretary